FOR IMMEDIATE RELEASE

CONTACT:	Roy Landon OneSource Information Services 978-318-4300 roy landon@onesource.com

ONESOURCE ANNOUNCES PURCHASE OF ORIGINAL VENTURE
SHAREHOLDER STAKE IN COMPANY BY VALUEACT
CAPITAL PARTNERS

ValueAct Partner Peter Kamin Joins OneSource Board of Directors

     CONCORD, Mass., November 5, 2002 — OneSource Information Services, Inc. (Nasdaq: ONES), a leading provider of business information solutions, today announced that ValueAct Capital Partners purchased 3.5 million shares of common stock in a private transaction from the original OneSource venture shareholders, Information Partners Capital Fund and William Blair Venture Partners. These shareholders originally financed the management buyout of OneSource from Lotus Development Corporation in 1993. ValueAct Capital Partners, an investment partnership that currently manages more than $650 million in assets, now owns approximately 30% percent of OneSource’s shares outstanding.

     OneSource also announced the appointment of Peter H. Kamin, a founding partner of ValueAct Capital Partners, to OneSource’s Board of Directors.

     “We view ValueAct as an ideal long-term shareholder. They have a great track record of establishing significant positions in smaller capitalized companies and helping to build long-term value,” said OneSource Chairman Martin Kahn. “Peter brings a wealth of knowledge to OneSource’s Board of Directors. We expect to benefit from Peter’s strong financial acumen as well as his deep experience in working with information content companies.”

     “We look forward to working with Peter and the entire board of directors at this exciting time for OneSource,” said President and Chief Executive Officer Dan Schimmel. “We are at an important juncture in our strategy to introduce customized embedded solutions as a means of gaining a larger and stronger foothold in the Global 5000 market. Through these solutions, which we expect to begin rolling out this quarter, our customers will be able to integrate external content supplied by OneSource with corporate intranets, CRM applications, portals, and other enterprise software tools.”

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     “We believe in the long-term value of OneSource and are pleased to be actively involved in the company,” said Peter Kamin. “I look forward to working together with the board and management team to enhance value to all shareholders.”

     Before co-founding ValueAct Capital Partners, Kamin founded and managed Peak Investment, L.P., a limited partnership organized to make investments in a limited number of domestic public companies. During his investment career, Mr. Kamin has had extensive experience at the board level of several public and private companies, both as chairman and as a board member. Kamin holds a B.A. from Tufts University and an M.B.A. from Harvard Business School.

     About OneSource Information Services, Inc.

     OneSource, a recognized leader in business information solutions, delivers unparalleled company, executive, and industry intelligence that make business professionals more effective and productive in completing their critical daily tasks. Our products and services support a company’s vital business processes including serving their customers, finding and leveraging new opportunities, and working with suppliers and partners.

     OneSource combines and organizes content from over 2,500 information sources supplied by 30 world-class content providers creating an unequalled information resource encompassing corporate families, industries, executives, financials, news, analyst reports, and trade and business press articles. Using our Global Business TaxonomySM framework, OneSource links this in-depth information on over 1.5 million companies worldwide resulting in the most extensive company-linked repository of business information in the world.

     Whether leveraging OneSource® business information through the web-based OneSource Business BrowserSM product or through enterprise applications or portals integrated seamlessly via the OneSource AppLinkSM software development kit (SDK), OneSource users work faster, smarter, and more productively.

     OneSource is headquartered in Concord, MA, with offices located in North America, Europe, and Asia-Pacific. Product information is available at www.onesource.com.

     About ValueAct Capital Partners

     ValueAct Capital, a San Francisco & Boston-based investment partnership, with more than $650 million in investments, was formed to make active strategic-block value investments in a limited number of small-capitalization public companies. ValueAct Capital’s overall investment strategy takes a “buy-the-whole-business” or private equity approach as it seeks to take

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advantage of increasing structural inefficiencies in the small-capitalization sector of the public markets. The Principals have demonstrated expertise in sourcing strategic-block investments in companies they believe to be fundamentally undervalued, through a focus on small-capitalization public companies neglected by Wall Street, and then working with management and/or the company’s board to implement strategies that generate superior returns on invested capital. Further information is available at www.valueactcapital.com

OneSource, Business Browser, Global Business Taxonomy, AppLink, and/or other OneSource product and service names referenced herein are either trademarks or service marks or registered trademarks or service marks of OneSource Information Services, Inc. or its subsidiaries in the United States and/or other countries. All other product and service names mentioned herein may be trademarks or service marks of their respective owners.

This news release contains certain forward-looking statements that are based on the current beliefs and expectations of OneSource’s management, as well as assumptions made by, and information currently available to, OneSource’s management. Such statements include, but are not limited to, those regarding OneSource’s ability to benefit following an individual’s appointment to the board of directors; the timing and success of OneSource’s embedded solutions introductions; and OneSource’s penetration of the Global 5000 market. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements, and OneSource’s future results, performance, and achievements may differ materially from those expressed in, or implied by, any such forward-looking statements. Such risks include, but are not limited to, OneSource’s reliance on generating revenues from the Business Browser product line; political, economic, and business fluctuations in domestic and international markets; and competition in the business information services industry. In addition to the factors noted above, other risks, uncertainties, assumptions, and factors that may affect OneSource’s financial results are described in the Company’s recent filings with the Securities and Exchange Commission, including OneSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.